EXHIBIT E-3

                                     FORM OF
                      U.S. NON-UTILITY MONEY POOL AGREEMENT

          This U.S. Non-Utility Money Pool Agreement (the "Agreement"), dated as of _____________, 200_, is made and entered into by and among E.ON AG ("E.ON"), a company organized under the laws of the Federal Republic of Germany and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), E.ON North America Inc. ("E.ON NA"), a Delaware corporation, Fidelia Inc. ("Fidelia"), a finance company organized under the laws of Delaware, LG&E Energy Corp. ("LG&E Energy"), a Kentucky corporation and a holding company under the Act, LG&E Energy Services Inc. ("LG&E Services"), a Kentucky corporation and a non-utility subsidiary of LG&E Energy, and each of LG&E Energy's non-utility subsidiaries whose name appears on the signature pages hereof (each a "Party" and collectively, the "Parties"). Participants in the money pool shall not include Louisville Gas and Electric Company, Kentucky Utilities Company, or their subsidiaries. E.ON, E.ON NA, Fidelia and LG&E Energy shall participate in the money pool as lenders only (collectively, "Lenders").

                                   WITNESSETH:

          WHEREAS, the Parties desire to establish a Money Pool (the "Money Pool") to coordinate and provide for certain of their short-term cash and working capital requirements; and

          WHEREAS, the non-utility subsidiaries that will participate in the Money Pool (each a "Subsidiary" and collectively, the "Subsidiaries") will from time to time have need to borrow funds on a short-term basis, and certain of the Parties will from time to time have funds available to loan on a short-term basis;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, the Parties hereto agree as follows:

                                    ARTICLE I
                          CONTRIBUTIONS AND BORROWINGS

          Section 1.01 Contributions to Money Pool.

          Each Party will determine each day, on the basis of cash flow projections and other relevant factors, in such Party's sole discretion, the amount of funds it has available for contribution to the Money Pool, and will contribute such funds to the Money Pool. The determination of whether a Party at any time has surplus funds to lend to the Money Pool or shall lend funds to the Money Pool will be made by such Party's chief financial officer or treasurer, or by a designee thereof, on the basis of cash flow projections and other relevant factors, in such Party's sole discretion. Each Party may withdraw any of its funds at any time upon notice to LG&E Services as administrative agent of the Money Pool.



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          Section 1.02 Rights to Borrow.

          Subject to the provisions of Section 1.04(c) of this Agreement, short-term borrowing needs of the Subsidiaries will be met by funds in the Money Pool to the extent such funds are available. Each Subsidiary shall have the right to make short-term borrowings from the Money Pool from time to time, subject to the availability of funds and the limitations and conditions set forth herein and in the applicable orders of the Securities and Exchange Commission ("SEC"). Each Subsidiary may request loans from the Money Pool from time to time during the period from the date hereof until this Agreement is terminated by written agreement of the Parties; provided, however, that the aggregate amount of all loans requested by any Subsidiary hereunder shall not exceed the applicable borrowing limits set forth in applicable orders of the SEC and other regulatory authorities, resolutions of such Subsidiary's Board of Directors, such Subsidiary's governing corporate documents, and agreements binding upon such Subsidiary. No loans through the Money Pool will be made to, and no borrowings through the Money Pool will be made by the Lenders.

          Section 1.03 Source of Funds.

          (a) Funds will be available through the Money Pool from the following sources for use by the Parties from time to time: (1) surplus funds in the treasuries of the Subsidiaries, (2) surplus funds in the treasuries of E.ON, E.ON NA, Fidelia and LG&E Energy, and (3) proceeds from bank borrowings and/or the sale of commercial paper by each of the Parties (other than LG&E Services) ("External Funds"), in each case to the extent permitted by applicable laws and regulatory orders. Funds will be made available from such sources in such other order as LG&E Services, as administrator of the Money Pool, may determine will result in a lower cost of borrowing to companies borrowing from the Money Pool, consistent with the individual borrowing needs and financial standing of the Parties providing funds to the Money Pool.

          (b) Borrowing Subsidiaries will borrow pro rata from each lending Party in the proportion that the total amount loaned by such lending Party bears to the total amount then loaned through the Money Pool.

          Section 1.04 Authorization.

          (a) Each loan shall be authorized by the lending Party's chief financial officer or treasurer, or by a designee thereof.

          (b) LG&E Services, as administrator of the Money Pool, will provide each Party with periodic activity and cash accounting reports that include, among other things, reports of cash activity, the daily balance of loans outstanding and the calculation of interest charged.

          (c) All borrowings from the Money Pool shall be authorized by the borrowing Party's chief financial officer or treasurer, or by a designee thereof. No Party shall be required to effect a borrowing through the Money Pool if such Party determines that it can (and is authorized to) effect such borrowing at lower cost directly from banks or through the sale of its own commercial paper.


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          Section 1.05 Interest.

          The daily outstanding balance of all loans to any Subsidiary during a calendar month shall accrue interest at the rates for high-grade unsecured 30-day commercial paper of major corporations sold through dealers as quoted in The Wall Street Journal (the "Average Composite") on the last business day of the prior calendar month, plus an at-cost allocation of LG&E Services' cost of managing the Money Pool.

          Section 1.06 Certain Costs.

          The cost of compensating balances and fees paid to banks to maintain credit lines by Parties lending External Funds to the Money Pool shall initially be paid by the Party maintaining such line. A portion of such costs shall be retroactively allocated every month to the Subsidiaries borrowing such External Funds through the Money Pool in proportion to their respective daily outstanding borrowings of such External Funds.

          Section 1.07 Repayment.

          Each Subsidiary receiving a loan from the Money Pool hereunder shall repay the principal amount of such loan, together with all interest accrued thereon, on demand and in any event within 365 days of the date on which such loan was made. All loans made through the Money Pool may be prepaid by the borrower without premium or penalty.

          Section 1.08 Form of Loans to Subsidiaries.

          Loans to the Subsidiaries from the Money Pool shall be made as open-account advances, pursuant to the terms of this Agreement. A separate promissory note will not be required for each individual transaction. Instead, a promissory note evidencing the terms of the transactions shall be signed by the Parties to the transaction. Any such note shall: (a) be in substantially the form attached hereto as Exhibit A; (b) be dated as of the date of the initial borrowing; (c) be payable on demand; and (d) be repayable in whole at any time or in part from time to time, without premium or penalty.

                                   ARTICLE II
                             OPERATION OF MONEY POOL

          Section 2.01 Operation.

          Operation of the Money Pool, including record keeping and coordination of loans, will be handled by LG&E Services under the authority of the appropriate officers of the Parties. LG&E Services shall be responsible for the determination of all applicable interest rates and charges to be applied to advances outstanding at any time hereunder, shall maintain records of all advances, interest charges and accruals and interest and principal payments for purposes hereof, and shall prepare periodic reports thereof for the Parties. LG&E Services will administer the Money Pool


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on an "at cost" basis. Separate records shall be kept by LG&E Services for the
Money Pool established by this Agreement and any other money pool administered by LG&E Services.

          Section 2.02 Investment of Surplus Funds in the Money Pool.

          Funds not required for the Money Pool loans (with the exception of funds required to satisfy the Money Pool's liquidity requirements) will ordinarily be invested in one or more short-term investments, including (i) interest-bearing accounts with banks; (ii) obligations issued or guaranteed by the U.S. government and/or its agencies and instrumentalities, including obligations under repurchase agreements; (iii) obligations issued or guaranteed by any state or political subdivision thereof, provided that such obligations are rated not less than A by a nationally recognized rating agency; (iv) commercial paper rated not less than A-1 by S&P or P-1 by Moody's, or their equivalent by a nationally recognized rating agency; (v) money market funds;
(vi) bank certificates of deposit; (vii) Eurodollar funds; and (viii) such other investments as are permitted by Section 9(c) of the Act and Rule 40 thereunder.

          Section 2.03 Allocation of Interest Income and Investment Earnings.

          The interest income and other investment income earned by the Money Pool on loans and investment of surplus funds will be allocated among the Parties in accordance with the proportion each Party's contribution of funds in the Money Pool bears to the total amount of funds in the Money Pool. Interest and other investment earnings will be computed on a daily basis and settled once per month.

          Section 2.04 Event of Default.

         If any Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Party seeking to adjudicate it bankrupt or insolvent, then LG&E Services, on behalf of the Money Pool, may, by notice to the Subsidiary, terminate the Money Pool's commitment to the Subsidiary and/or declare the principal amount then outstanding of, and the accrued interest on, the loans and all other amounts payable to the Money Pool by the Subsidiary hereunder to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Subsidiary.

                                   ARTICLE III
                                  MISCELLANEOUS

          Section 3.01 Amendments.

          No amendment to this Agreement shall be adopted except in a writing executed by a duly authorized officer of each of the Parties hereto and subject to all applicable approvals by the SEC and the applicable state utility regulatory commission.


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          Section 3.02 Legal Responsibility.

          Nothing herein contained shall render any Party liable for the obligations of any other Party hereunder and the rights, obligations and liabilities of the Parties are several in accordance with their respective obligations, and not joint.

          Section 3.03 Rules for Implementation.

          The Parties may develop a set of guidelines for implementing the provisions of this Agreement, provided that the guidelines are consistent with all of the provisions of this Agreement.

          Section 3.04 Governing Law.

          This Agreement shall be governed by and construed in accordance with, the laws of the Commonwealth of Kentucky.



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          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party hereto as of the date first above written.

E.ON AG


By:___________________________
Name:______________________
Title:_____________________


E.ON NORTH AMERICA INC.


By:___________________________
Name:______________________
Title:_____________________


FIDELIA INC.


By:___________________________
Name:______________________
Title:_____________________




LG&E ENERGY CORP.


By:___________________________
Name:______________________
Title:_____________________


LG&E ENERGY SERVICES INC.


By:___________________________
Name:______________________
Title:_____________________


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[__________________]


By:___________________________
Name:______________________
Title:_____________________